Exhibit n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Lane Capital Corp.:

We have audited the financial statements of Oxford Lane Capital Corp. (the “Fund”) as of and for the year ended March 31, 2015 appearing in the accompanying registration statement on Form N-2. We have also previously audited the financial statements of the Fund as of and for the years ended March 31, 2014 and March 31, 2013 (not presented herein) appearing in the Fund’s 2014 Form N-CSR and Fund’s 2013 Form N-CSR and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Oxford Lane Capital Corp. for each of the years ended March 31, 2015, 2014 and 2013, appearing on page 43 of this N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/PricewaterhouseCoopers LLP

May 27, 2015

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us